UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 24, 2006

ClearComm, L.P.

(Exact name of registrant as specified in its charter)

Delaware	000-28362	66-0514434
(State or other jurisdiction of organization)	(Commission File Number)	(IRS Employer Identification No.)

City View Plaza — Suite 700

No. 48 of Road 165

Guaynabo, Puerto Rico 00918-1929

(Address of principal executive offices)

Registrant’s telephone number, including area code (787) 810-5757

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01                       Changes in Registrant’s Certifying Accountant.

On August 24, 2006, Kevane Soto Pasarell Grant Thornton LLP (“Kevane”) announced its decision to resign as the independent accountants for ClearComm, L.P. (the “Partnership”), effective as of the fiscal year commencing on January 1, 2007.

The audit reports of Kevane on the consolidated financial statements of the Partnership as of and for the fiscal years ended December 31, 2005 and 2004 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles except as follows:

For the fiscal years ended December 31, 2005 and 2004 Kevane prepared the consolidated financial statements of the Partnership based on the assumption that the Partnership will continue as a going concern.  Kevane expressed substantial doubt about the Partnership’s ability to continue as a going concern based on the circumstances that the Partnership “has suffered recurring operating losses, has a working capital deficit and a partners’ capital deficit, and has not yet obtained permanent financing for the cost of its network and its working capital needs.”  The consolidated financial statements did not include any adjustments that might result from the outcome of that uncertainty.

The decision to change accountants was not recommended or approved by the Partnership’s audit committee.

During the Company’s two most recent fiscal years ended December 31, 2005 and 2004, and the subsequent interim period through June 30, 2006, there were no disagreements between the Partnership and Kevane on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s) if not resolved to Kevane’s satisfaction, would have caused it to make reference to the subject matter of the disagreement in connection with its reports.

None of the reportable events described under Item 304(a)(1)(v) of Regulation S-K occurred within the Partnership’s two most recent fiscal years ended December 31, 2005 and 2004, and the subsequent interim period through June 30, 2006.

Item  9.01(d)                            Exhibits

Number	Description
16	Letter re change in certifying accountant

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 29, 2006	ClearComm, L.P.

	By:	SuperTel Communications Corp.
	Its:	General Partner

	By:	/s/ Javier O. Lamoso
Javier O. Lamoso
President